EXHIBIT III
                                                                     -----------

                            INVESTOR RIGHTS AGREEMENT

                                  June 27, 2003


To each of the several Purchasers named in
Exhibit 1.01 to the Series D Convertible
Preferred Stock Purchase Agreement of even date herewith (the "Investors")

         This will confirm that in consideration of the Investors' purchase on the date hereof of an aggregate of 485,267,267 shares (the "Series D Preferred Shares") of Series D Convertible Preferred Stock, $0.001 par value (the "Series D Preferred Stock"), of Voxware, Inc., a Delaware corporation (together with all of its subsidiaries, the "Company"), pursuant to the Series D Convertible Preferred Stock Purchase Agreement dated as of April 16, 2003 (the "Purchase Agreement") between the Company and the Investors and as an inducement to the Investors to consummate the transactions contemplated by the Purchase Agreement, the parties hereto have agreed as follows herein. All defined terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

         WHEREAS, the Company and certain of the Investors are parties to a Registration Rights Agreement, dated as of August 15, 2000 (the "First Prior Agreement").

         WHEREAS, the Company and certain of the Investors are parties to a Registration Rights Agreement dated as of April 19, 2001 (the "Second Prior Agreement" and, together with the First Prior Agreement, the "Prior Agreements").

         WHEREAS, the parties to this Agreement that are parties to the Prior Agreements wish permanently to waive all rights pursuant to and terminate the Prior Agreements and to enter into this Agreement, as of the date first written above.

         WHEREAS, the parties to this Agreement represent the Holders (as that term is defined in the First Prior Agreement) of at least a majority of the outstanding Registrable Securities (as that term is defined in the First Prior Agreement), as required for amendment or waiver of the provisions of the First Prior Agreement pursuant to Article X thereof.

         WHEREAS, the parties to this Agreement represent the Holders (as that term is defined in the Second Prior Agreement) of at least a majority of the outstanding Registrable Securities (as that term is defined in the Second Prior Agreement), as required for amendment or waiver of the provisions of the Second Prior Agreement pursuant to Article X thereof.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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                       Investor Rights Agreement - Page 2

         1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  "Affiliate" means any Person who, directly or indirectly, controls, is controlled by or is under common control with any other Person.

                  "Board of Directors" shall mean the board of directors of the Company as constituted from time to time.

                  "Castle Creek" shall mean the Investor by the name of Castle Creek Technology Partners, LLC and its Affiliates.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Commission" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

                  "Common Stock" shall mean the Common Stock, $0.001 par value, of the Company, as constituted as of the date of this Agreement.

                  "Common Stock Warrants" shall mean the warrants to purchase Common Stock issued pursuant to the Purchase Agreement.

                  "Computer Programs" shall mean (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and (ii) all associated data and compilations of data, regardless of their form or embodiment. "Computer Programs" shall include, without limitation, all source code, object code and natural language code therefor, all versions thereof, all screen displays and designs thereof, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

                  "Conversion Shares" shall mean shares of Common Stock issued or issuable upon (i) conversion of the Series D Preferred Stock (including the Common Stock issued or issuable upon (a) the conversion of Series D Preferred Stock issued or issuable upon the exercise of the Series D Warrants and (b) the conversion of the Series D Preferred Stock issued or issuable after the date hereof pursuant to the Exchange Agreement) and (ii) the exercise of the Common Stock Warrants.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

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                       Investor Rights Agreement - Page 3

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "Exchange Agreement" shall mean that certain Exchange Agreement, dated as of April 16, 2003, by and among the Company, certain holders of convertible debentures due July 1, 2003 issued by the Company and certain holders of ownership interests in Voxware NV, a limited liability company organized under the laws of the Belgium.

                  "Indebtedness" shall mean all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor's balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

                  "Intellectual Property Rights" shall mean all of the following: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) Computer Programs, (vii) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof.

                  "Key Employee" or "Key Employees" shall mean and include the President, chief executive officer, chief financial officer, chief operating officer, chief technology officer, vice presidents of operations, finance, research, development, sales or marketing, or any other individual who performs a significant role in the operations of the Company or a Subsidiary as may be reasonably designated by the Board of Directors of the Company.

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                       Investor Rights Agreement - Page 4

                  "Liquidation Event" shall mean any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

                  "Material Adverse Change" shall mean a material adverse change in the business, operations, affairs, or condition (financial or otherwise) of the Company.

                  "Person" or "Persons" shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

                  "Registration Expenses" shall mean the expenses so described in Section 8.

                  "Reserved Employee Shares" shall mean shares of Common Stock not to exceed in the aggregate 92,600,000 shares (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock) reserved by the Company for issuance pursuant to stock purchase, stock grant or stock option arrangements for employees, directors or consultants of the Company, all under arrangements approved by the Board of Directors. The foregoing number of Reserved Employee Shares may not be increased without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock.

                  "Restricted Stock" shall mean the Conversion Shares now or hereafter held by the Investors, excluding Conversion Shares which (a) have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them, (b) have been publicly sold pursuant to Rule 144 under the Securities Act or (c) are then eligible for resale to the general public pursuant to paragraph (k) of Rule 144 under the Securities Act by the Investors and all partners and affiliates of the Investors to which such Conversion Shares may be distributed or otherwise transferred.

                  "Sale of the Company" shall mean any (i) consolidation or merger of the Company into or with any other Person or Persons which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such Person or affiliate thereof (except a consolidation or merger into a Subsidiary or merger in which the Company is the surviving corporation and the holders of the Company's voting stock outstanding immediately prior to the transaction hold a majority of the voting stock of the Company outstanding immediately following the transaction), (ii) sale or transfer by the Company of a substantial portion of its assets, or (iii) sale of a majority of the outstanding capital stock in a single transaction or a series of related transactions (such that after giving effect to such sale or series of sales less than a majority of outstanding voting power of the Company would be held by stockholders of the Company immediately prior to such event or the first of such series of events).

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

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                       Investor Rights Agreement - Page 5

                  "Selling Expenses" shall mean the expenses so described in
Section 7.

                  "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock of the Company, par value $0.001 per share.

                  "Series D Warrants" shall mean the warrants to purchase Series D Preferred Stock issued pursuant to the Purchase Agreement.

                  "Subsidiary" or "Subsidiaries" shall mean any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time outstanding shares of every class of such corporation or trust other than directors' qualifying shares comprising at least fifty percent (50%) of the voting power of such corporation or trust.

         2. Restrictive Legend. Each certificate representing Series D Preferred Shares or Restricted Stock shall, except as otherwise provided in this Section 2 or in Section 3, be stamped or otherwise imprinted with a legend substantially in the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS."

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company (it being agreed that Testa, Hurwitz & Thibeault, LLP shall be satisfactory) the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

         3. Legends with Respect to Transfers. Each certificate for Series D Preferred Shares or Restricted Stock transferred as above provided shall bear the legend set forth in Section 2, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 3 shall not apply to securities which are not required to bear the legend prescribed by Section 2 in accordance with the provisions of that Section.

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                       Investor Rights Agreement - Page 6

         4. Required Registration.

                  (a) The Company shall make all reasonably practicable efforts to file, within thirty (30) days of the Closing, a shelf registration statement with the Commission relating to the offer and sale of the Restricted Stock by the Investors from time to time in accordance with the methods of distribution elected by the Investors and set forth in such shelf registration statement, and the Company shall make all reasonably practicable efforts to have such shelf registration statement effective within 120 days after its filing with the Commission. The Company shall make all reasonably practicable efforts to keep such shelf registration statement continuously effective for two (2) years following the expiration of the one (1) year lock-up described in the first sentence of Section 15(f) hereof. As soon as reasonably practicable after the issuance to the Investors of any shares of Common Stock as a dividend pursuant to Article FOURTH, Section 2 of the Company's Amended and Restated Certificate of Incorporation, the Company shall file such amendments or supplements to such shelf registration statement as are necessary to qualify such shares of Common Stock for offer and sale by the Investors from time to time in accordance with the methods of distribution elected by the Investors and set forth in such shelf registration statement.

                  (b) The only securities which the Company shall be required to register pursuant this Section 4 and Sections 5 and 6 hereto shall be shares of Common Stock; PROVIDED, HOWEVER, that, in any underwritten public offering contemplated by this Section 4 or Sections 5 and 6, the holders of Series D Preferred Shares shall be entitled to sell such Series D Preferred Shares to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion or exercise and conversion, as applicable, thereof. Notwithstanding anything to the contrary contained herein, no request may be made under this
Section 4 within 180 days after the effective date of any registration statement on Form S-1 filed by the Company.

                  (c) The Company shall be entitled to include in any registration statement referred to in this Section 4 shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter, if any, such inclusion would adversely affect the marketing of the Restricted Stock to be sold. If in the opinion of the managing underwriter, if any, the inclusion of all of the Restricted Stock requested to be registered under this Section would adversely affect the marketing of such shares, shares to be sold by the holders of Restricted Stock, if any, shall be excluded only after any shares to be sold by the Company have been excluded and in such manner that the shares to be sold shall be allocated among the selling holders PRO RATA based on their ownership of Restricted Stock.

         5. Incidental Registration. If the registration statement pursuant to
Section 3 is no longer current or effective, and the Company (other than pursuant to Section 4 or Section 6) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Restricted Stock for sale to the public), each such time it will give written notice to all holders of outstanding Restricted Stock of its intention so to do. Upon the written request of any such

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                       Investor Rights Agreement - Page 7

holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Restricted Stock, the Company will use its commercially reasonable efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Stock so registered. In the event that any registration pursuant to this Section 5 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Restricted Stock to be included in such an underwriting may be reduced (PRO RATA among the requesting holders based upon the number of shares of Restricted Stock owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein, PROVIDED, HOWEVER, that such number of shares of Restricted Stock shall not be reduced if any shares are to be included in such underwriting for the account of any person other than the Company or requesting holders of Restricted Stock, and PROVIDED, FURTHER, HOWEVER, that in no event may less than twenty percent (20%) of the total number of shares of Common Stock to be included in such underwriting be made available for shares of Restricted Stock unless the managing underwriter shall in good faith advise the holders proposing to distribute their securities through such underwriting that such level of participation would, in its opinion, materially adversely affect the offering price or its ability to complete the offering and shall specify the number of shares of Restricted Stock which, in its opinion, can be included in the registration and underwriting without such an effect.

         6. Registration on Form S-2 or Form S-3.

                  (a) If the registration statement pursuant to Section 3 is no longer current or effective and (i) a holder or holders of Restricted Stock request that the Company file a registration statement on Form S-2 or Form S-3 or any successors thereto for a public offering of all or any portion of the shares of Restricted Stock held by such requesting holder or holders, provided that, the reasonably anticipated aggregate price to the public of such offering must be at least $500,000 and (ii) the Company is a registrant entitled to use Form S-2 or Form S-3 or any successors thereto to register such shares, then the Company shall use its commercially reasonable efforts to register under the Securities Act on Form S-2 or Form S-3 or any successors thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice.

                  (b) Following receipt of any notice under this Section 6, the Company shall immediately notify all holders of Restricted Stock and Series D Preferred Shares from whom notice has not been received and such holders shall then be entitled within 30 days thereafter to request the Company to include in the requested registration all or any portion of their shares of Restricted Stock. The Company shall use its commercially reasonable efforts to register under the Securities Act, for public sale in accordance with the method of disposition described in paragraph (a) above, the number of shares of Restricted Stock specified in such notice (and in all notices received by the Company from other holders within 30 days after the giving of such notice by the Company).

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                       Investor Rights Agreement - Page 8

                  (c) The Company shall be entitled to include in any registration statement referred to in this Section 6 shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Restricted Stock to be sold. No other shares may be included in such registration statement. Except for registration statements on Form S-4, S-8 or any successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other shareholders, from the date of receipt of a notice from requesting holders requesting sale pursuant to an underwritten offering pursuant to this Section 6 until the completion of the period of distribution of the registration contemplated thereby.

                  (d) If in the opinion of the managing underwriter the inclusion of all of the Restricted Stock requested to be registered under this
Section 6 would adversely affect the marketing of such shares, shares to be sold by the holders of Restricted Stock, if any, shall be excluded only after any shares to be sold by the Company have been excluded, in such manner that the shares to be sold shall be allocated among the selling holders PRO RATA based on their ownership of Restricted Stock.

                  (e) If at the time of any request to register Restricted Stock pursuant to this Section 6, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of 60 days from the date of such request.

         7. Registration Procedures. If and whenever the Company is required by the provisions of Sections 4, 5 or 6 to use its commercially reasonable efforts to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:

                  (a) prepare and file with the Commission a registration statement with respect to such securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

                  (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

                  (c) furnish to each seller of Restricted Stock and to each underwriter such number of copies of the registration statement and the prospectus included therein (including

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                       Investor Rights Agreement - Page 9

each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

                  (d) use its commercially reasonable efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, PROVIDED, HOWEVER, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

                  (e) use its commercially reasonable efforts to list the Restricted Stock covered by such registration statement with any securities exchange or automated quotation service on which the Common Stock of the Company is then listed; PROVIDED, however, that if the Common Stock of the Company is not then listed with any securities exchange or automated quotation service, then the Company shall use its commercially reasonable efforts to list such Restricted Stock with whatever quotation or reporting service with which the Common Stock of the Company is then listed;

                  (f) provide a transfer agent and registrar for all such Restricted Stock, not later than the effective date of such registration statement;

                  (g) immediately notify each seller of Restricted Stock and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; PROVIDED, MOREOVER, that the Company shall use its commercially reasonable efforts to prepare and furnish such amendments or supplements to such prospectus as may be necessary so that, as thereafter delivered to purchases of such Restricted Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                  (h) if the offering is underwritten and at the request of any seller of Restricted Stock, use its commercially reasonable efforts to furnish on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to such seller, and (ii) a letter dated such date from the independent certified public accountants retained by the Company, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to such seller;

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                       Investor Rights Agreement - Page 10

                  (i) make available for inspection by each seller of Restricted Stock, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement. The rights granted pursuant to this subsection (h) may not be assigned or otherwise conveyed by such person or by any subsequent transferee of any such rights without the written consent of the Company, which consent shall not be unreasonably withheld; provided that the Company may refuse such written consent if the proposed transferee is a competitor of the Company as determined by the Company's Board of Directors; and provided further, that no such written consent shall be required if the transfer is made to a party who is not a competitor of the Company and who is a parent, subsidiary, affiliate, partner or group member of such person;

                  (j) advise each selling holder of Restricted Stock, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

                  (k) cooperate with the selling holders of Restricted Stock and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Restricted Stock to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriters may request at least two business days prior to any sale of Restricted Stock; and

                  (l) permit any holder of Restricted Stock which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included, subject to review by the Company and its counsel after consultation with such holder.

         For purposes of Section 7(a) and 7(b) and of Section 6(c), the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and 120 days after the effective date thereof; PROVIDED, however, that the period of distribution with respect to the registration statement filed pursuant to
Section 4 shall be 2 years from the expiration of the one (1) year lockup described in the first sentence of Section 15(f) hereof.

         In connection with each registration hereunder, the sellers of Restricted Stock will furnish to the Company in writing such information with respect to themselves and the proposed

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                       Investor Rights Agreement - Page 11

distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

         In connection with each registration pursuant to Sections 4, 5 or 6 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature.

         8. Expenses. All expenses incurred by the Company in complying with Sections 4, 5 and 6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance, and fees and disbursements of one counsel for the sellers of Restricted Stock, but excluding any Selling Expenses, are called "Registration Expenses." All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are called "Selling Expenses."

         The Company will pay all Registration Expenses in connection with each registration statement under Sections 4, 5 or 6. All Selling Expenses in connection with each registration statement under Sections 4, 5 or 6 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

         9. Indemnification and Contribution.

                  (a) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4, 5 or 6, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder, each underwriter of such Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, PROVIDED, HOWEVER, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so

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                       Investor Rights Agreement - Page 12

made in conformity with information furnished by any such seller, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

                  (b) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4, 5 or 6, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, PROVIDED, HOWEVER, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus, and PROVIDED, FURTHER, HOWEVER, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

                  (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 9 and shall only relieve it from any liability which it may have to such indemnified party under this
Section 9 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be

                       Investor Rights Agreement - Page 13

liable to such indemnified party under this Section 9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, PROVIDED, HOWEVER, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

                  (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Stock exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 9; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Restricted Stock offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; PROVIDED, HOWEVER, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the public offering price of all such Restricted Stock offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

         10. Changes in Common Stock or Series D Preferred Stock. If, and as often as, there is any change in the Common Stock or the Series D Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock and the Series D Preferred Stock as so changed.

         11. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which, among other benefits, may at any time permit the sale of the Restricted Stock to the public without registration, at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

                       Investor Rights Agreement - Page 14

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                  (b) use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                  (c) furnish to each holder of Restricted Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Restricted Stock without registration.

         12. Right of First Refusal

                  (a) Right of First Refusal. The Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, Series D Preferred Shares, (iii) any debt security of the Company (other than debt with no equity feature) including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, unless in each case the Company shall have first offered to sell such securities (the "Offered Securities") to the Investors (each an "Offeree" and collectively, the "Offerees") as follows: Each Offeree shall have the right to purchase (x) that portion of the Offered Securities as the number of shares of Series D Preferred Stock then held by such Offeree bears to the total number of shares of Series D Preferred Stock held on such date by all Offerees (the "Basic Amount"), and (y) such additional portion of the Offered Securities as such Offeree shall indicate it will purchase should the other Offerees subscribe for less than their Basic Amounts (the "Undersubscription Amount"), at a price and on such other terms as shall have been specified by the Company in writing delivered to such Offeree (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of twenty-five (25) days from receipt of the offer.

                  (b) Notice of Acceptance. Notice of each Offeree's intention to accept, in whole or in part, any Offer made pursuant to Section 12(a) shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the 25-day period of such offer, setting forth such of the Offeree's Basic Amount as such Offeree elects to purchase and, if such Offeree shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such Offeree shall elect to purchase (the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Offerees are less than the total Offered Securities, then each Offeree who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition

                       Investor Rights Agreement - Page 15

to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; PROVIDED, HOWEVER, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Offeree who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Offeree bears to the total Undersubscription Amounts subscribed for by all Offerees, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

                  (c) Conditions to Acceptances and Purchase.

                           (i) Permitted Sales of Refused Securities. In the
event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities, the Company shall have ninety (90) days from the expiration of the period set forth in Section 12(a) to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the "Refused Securities") to the Person or Persons specified in the Offer, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

                           (ii) Reduction in Amount of Offered Securities. In
the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 12(c)(i) above), then each Offeree may, at its sole option and in its sole discretion, reduce the number of, or other units of the Offered Securities specified in its respective Notices of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 12(b) multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section 12(a).

                           (iii) Closing. Upon the closing, which shall include
full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to
Section 12(c)(ii) if the Offerees have so elected, upon the terms and conditions specified in the Offer. The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and their respective counsel.

                  (d) Further Sale. In each case, any Offered Securities not purchased by the Offerees or other Person or Persons in accordance with Section 12(c) may not be sold or

                       Investor Rights Agreement - Page 16

otherwise disposed of until they are again offered to the Offerees under the procedures specified in Sections 12(a), 12(b) and 12(c).

                  (e) Waiver of Right of First Refusal. The rights of the Investors pursuant to this Section 12 may be waived as to all of such Investors by the affirmative vote or written consent of holders of at least a majority in interest of the then outstanding Series D Preferred Stock, and any such waiver shall be binding on all Investors, even if any of such Investors do not execute such waiver and irrespective of whether one or more Investors participates in the purchase of the Offered Securities.

                  (f) Exception. The rights of the Investors under this Section 12 shall not apply to:

                           (i) Common Stock issued (a) as a stock dividend to
holders of Common Stock, (b) upon any subdivision or combination of shares of Common Stock, (c) upon exercise of warrants issued by the Company and outstanding as of the date of this Agreement, or (d) upon the conversion of the Series B Preferred Stock,

                           (ii) Series D Preferred Stock issued (a) as a
dividend to holders of Series D Preferred Stock upon any subdivision or combination of shares of Series D Preferred Stock, (b) upon the exercise of the Series D Warrants, or (c) pursuant to the Exchange Agreement,

                           (iii) the Conversion Shares,

                           (iv) any Reserved Employee Shares,

                           (v) any securities issued pursuant to the acquisition
of another entity by the Company by merger (whereby the Company owns no less than 51% of the voting power of such corporation) or purchase of substantially all of such entity's stock or assets, if such acquisition is approved by the Board of Directors (which approval shall include the affirmative vote or consent of at least one of the directors nominated or designated by the holders of Series D Preferred Stock),

                           (vi) any securities issued in connection with a line
of credit or similar bank facility financing with a traditional commercial lender, or a joint venture, licensing, development, technology, equipment leasing, marketing or similar customer or strategic relationship, provided that each such agreement or relationship is approved by a majority of the Board of Directors and such majority includes at least one of the directors nominated or designated by the holders of Series D Preferred Stock, and

                           (vii) any warrants to purchase Common Stock issued in
connection with a bank loan or lease with a financial institution or the issuance of Common Stock upon the exercise of any such warrant provided that such is approved by a majority of the Board of Directors and such majority includes at least one of the directors nominated or designated by the holders of the Series D Preferred Stock.

                       Investor Rights Agreement - Page 17

         13. Covenants of the Company.

                  (a) Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 13(a) are waived in any instance by a majority of the Board of Directors, including at least one (1) director nominated by the holders of the Series D Preferred Stock, the Company covenants and agrees that it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

                           (i) Payment of Taxes and Trade Debt. Pay and
discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary; PROVIDED, HOWEVER, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or any Subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or its Subsidiaries, except such as are being contested in good faith and by proper proceedings if the Company or Subsidiary concerned shall have set aside on its books sufficient reserves, if any, with respect thereto.

                           (ii) Maintenance of Insurance. Maintain, and cause
each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

                           (iii) Preservation of Corporate Existence. Preserve
and maintain, and, unless the Company deems it not to be in its best interests, cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties. Secure, preserve and maintain, and cause each Subsidiary to secure, preserve and maintain, all licenses and other rights to use Intellectual Property Rights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business and the businesses of its Subsidiaries, taken as a whole.

                       Investor Rights Agreement - Page 18

                           (iv) Compliance with Laws. Comply, and cause each
Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would have a Material Adverse Effect.

                           (v) Inspection. Permit, upon reasonable request and
notice, each of the Investors or any agents or representatives thereof, to examine and make copies of and extracts from the books of account of, and visit and inspect the properties of the Company and any Subsidiary, to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, directors or Key Employees and independent accountants, and consult with and advise the management of the Company and any Subsidiary as to their affairs, finances and accounts, all at reasonable times during normal business hours. Subject to the disclosure of information of a non-technical nature, including financial information, which such Investor discloses to its partners and/or shareholders generally, each Investor agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Investor may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information is or becomes known to the Investor from a source other than the Company or is or becomes publicly known, or unless the Company gives its written consent to such Investor's release of such information, except that no such written consent shall be required (and the Investor shall be free to release such information to such recipient) if such information is to be provided to the Investor's counsel or accountant, or to an officer, director or partner of such Investor, provided that the Investor shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential.

                           (vi) Keeping of Records and Books of Account. Keep,
and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and any Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

                           (vii) Maintenance of Properties. Maintain and
preserve, and cause each Subsidiary to maintain and preserve, all of its properties and assets, necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

                           (viii) Compliance with ERISA. Comply, and cause each
Subsidiary to comply, with all minimum funding requirements applicable to any pension, employee benefit plans or employee contribution plans which are subject to ERISA or to the Code or any similar foreign laws, and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code and any similar foreign laws, and the rules and regulations thereunder, which are applicable to any such plan. The Company shall not permit any event or condition to exist which could permit any such plan to be terminated under

                       Investor Rights Agreement - Page 19

circumstances which would cause the lien provided for in Section 4068 of ERISA or any similar foreign laws to attach to the assets of the Company or any Subsidiary.

                           (ix) Budgets Approval. Not later than 30 days prior
to the commencement of each fiscal year, prepare and submit to, and obtain the approval of a majority of the Board of Directors, including at least on director nominated or designated by the holders of the Series D Preferred Stock of, a business plan and monthly operating budgets in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers' compensation). Review the budget and business plan periodically, and resubmit all changes therein and all material deviations therefrom to the Board of Directors. The Company shall not amend its budget or enter into any activity not in the ordinary course of business and not materially envisioned by the budget and business plan, unless approved by the affirmative vote of a majority of the members of the Board of Directors including at least one director nominated or designated by the holders of the Series D Preferred Stock.

                           (x) Financings. Inform the Board of Directors of any
negotiations, offers or contracts relating to possible financings of any nature for the Company, whether initiated by the Company or any other Person, except for (A) arrangements with trade creditors, and (B) utilization by the Company or any Subsidiary of commercial lending arrangements with financial institutions.

                           (xi) Bylaws. At all times, cause the Bylaws of the
Company to include provisions so that, unless otherwise required by the laws of the State of Delaware, (i) any two directors and (ii) any holder or holders of at least a majority in interest of the outstanding Series D Preferred Stock, shall have the right to call a meeting of the Board of Directors or stockholders. At all times maintain provisions in the Bylaws, as amended, or the Amended and Restated Certificate of Incorporation, of the Company indemnifying all directors against liability to the maximum extent permitted under the laws of State of Delaware.

                           (xii) Non-Competition, Non-Solicitation and
Non-Disclosure Agreements. The Company will obtain a duly executed Non-Competition, Non-Solicitation and Non-Disclosure Agreement (which will endure for a minimum of one year) in a form agreed upon by all members of the Board of Directors from each Key Employee of the Company.

                           (xiii) New Developments. Where reasonably
practicable, cause all technological developments, patentable or unpatentable inventions, discoveries or improvements by the Company's or any Subsidiary's officers or employees to be documented in accordance with the appropriate professional standards, cause all officers and Key Employees and, to the best of the Company's or any Subsidiary's ability, consultants of the Company or any Subsidiary, to execute Nondisclosure and Developments Agreements in a form agreed upon by all members of the Board of Directors in favor of the Company or any Subsidiary and, where possible and deemed by management to be commercially appropriate based on the advice of legal counsel and other considerations, to file and prosecute United States and foreign patent or copyright

                       Investor Rights Agreement - Page 20

applications relating to and protecting such developments on behalf of the Company or any Subsidiary.

                           (xiv) Meetings of Directors. Hold meetings of the
Company's Board of Directors not less than four (4) times a year on a quarterly basis.

                           (xv) Expenses of Directors. Promptly reimburse in
full, each director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof.

                           (xvi) Continued Business Operations. Use commercially
reasonable efforts to cause its officers and Key Employees to refrain from carrying on any for-profit business activity outside of the Company.

                           (xvii) Stock Option Plans. Maintain all stock option
plans in form and substance reasonably satisfactory to the Investors, which plans shall not be amended without the consent of a majority of the Board of Directors, including at least one (1) director nominated by the holders of the Series D Preferred Stock. Each option granted pursuant to the Company's stock option plans shall have an exercise price that is no less than the fair market value of the Common Stock as of the date of such option grant, as determined in each case by the Board of Directors.

                  (b) Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that while this Agreement remains outstanding, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without the written consent of a majority of the Board of Directors, including at least one (1) director nominated or designated by the holders of the Series D Preferred Stock:

                           (i) Restrictions on Indebtedness. Create, incur,
assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness for money borrowed which exceeds, in the aggregate, $3,000,000.

                           (ii) Change in Nature of Business. Make, or permit
any Subsidiary to make, any material change in the nature of its business except as contemplated in the Company's filings with the Commission made prior to the date hereof.

                           (iii) Assumptions or Guaranties of Indebtedness of
Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for

                       Investor Rights Agreement - Page 21

guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for the guaranties of the permitted obligations of any wholly-owned Subsidiary.

                           (iv) Distributions. Declare or pay any dividends,
purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "Distributions"), except that any such Subsidiary may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company, and except as specifically provided for in the Company's Amended and Restated Certificate of Incorporation; PROVIDED, HOWEVER, that nothing herein contained shall prevent the Company from:

                                    (x) effecting a stock split (except for a
reverse stock split) or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock, or

                                    (y) redeeming any stock of a deceased
stockholder out of insurance held by the Company on that stockholder's life, or

                                    (z) repurchasing the shares of Common Stock
held by officers, employees, directors or consultants of the Company which are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment, at a price not in excess of the original purchase price paid to the Company by such officer, employee, director or consultant for such shares, if in the case of any such transaction the payment can be made in compliance with the other terms of this Agreement.

                           (v) Appointment or Termination of Chief Executive
Officer. Appoint or terminate (other than for cause) its chief executive officer.

                           (vi) Ownership of Subsidiaries. Purchase or hold
beneficially any stock, other securities or evidences of Indebtedness in, or make any investment in any other Person, excluding a wholly-owned Subsidiary of the Company, if the aggregate financial commitment of the Company related to all such commitments involves more than $250,000.

                           (vii) Purchase of Assets. Purchase or otherwise
acquire any interest with respect to the property, assets or operations of any other Person or business in a transaction or series of related transactions which involve more than $250,000 in expenditures by the Company.

                       Investor Rights Agreement - Page 22

                           (viii) Dealings with Affiliates and Others. Other
than as contemplated by this Agreement, other than transactions in the ordinary course of business involving less than $250,000, enter into, after the date of this Agreement, any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer, director or affiliate of the Company or any Subsidiary or any member of their respective immediate families or any corporation or other entity directly or indirectly affiliated with one or more of such officers, directors or members of their immediate families unless such transaction is approved in advance by a majority of the disinterested members of the Board of Directors.

                           (ix) Maintenance of Ownership of Subsidiaries. Sell
or otherwise dispose of any shares of capital stock of any Subsidiary, except to another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary; PROVIDED, HOWEVER, that the Company may liquidate, merge or consolidate any Subsidiary or Subsidiaries into or with itself, provided that the Company is the surviving entity, or into or with another Subsidiary or Subsidiaries.

                           (x) Transfers of Technology. Sell, transfer, license
or otherwise encumber any ownership or interest in, or material rights relating to, any of its Intellectual Property Rights to any Person or entity which is not a member of the consolidated group of the Company and its Subsidiaries; PROVIDED, HOWEVER, that this Section shall not apply to transfers of Intellectual Property Rights accomplished in the ordinary course of business.

                  (c) Additional Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that while this Agreement remains outstanding, it will comply with and observe the following additional covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without written consent of a majority in interest of the holders of the Series D Preferred Stock, voting as a class:

                           (i) Sale of the Company or Liquidation Event. Agree
to or enter into any agreement with respect to (x) the Sale of the Company, (y) a Liquidation Event or (z) any other recapitalization, reorganization, sale of a significant portion of the assets of the Company or similar event.

                           (ii) Additional Class of Stock. Create or authorize
the creation of any additional class or series of shares of stock unless the same ranks junior to the Series D Preferred Stock, as to dividends and the distribution of assets on the liquidation, dissolution and winding up of the Company and with respect to the payment of dividends and redemption rights (in all cases, whether such rights and preferences exist by contract or under the terms of the Company's Amended and Restated Certificate of Incorporation, or otherwise); or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to Series D Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution and winding up of the Company and with respect to the payment of dividends and redemption

                       Investor Rights Agreement - Page 23

rights (in all cases, whether such rights and preferences exist by contract or under the terms of the Company's Amended and Restated Certificate of Incorporation, or otherwise); or create or authorize any obligation or security convertible into shares of Series D Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series D Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution and winding up of the Company and with respect to the payment of dividends and redemption rights (in all cases, whether such rights and preferences exist by contract or under the terms of the Company's Amended and Restated Certificate of Incorporation, or otherwise), whether any such creation, authorization or increase shall be by means of amendment to the Company's Amended and Restated Certificate of Incorporation, or by merger, consolidation or otherwise.

                           (iii) Issuance of Additional Securities. Issue or
sell any equity securities of the Company or securities that are convertible into equity securities of the Company, other than any issuance of Reserved Employee Shares pursuant to options and other rights granted under equity compensation plans approved by the Company's stockholders.

                           (iv) Size of the Board of Directors. Increase or
decrease the Board of Directors from seven (7) members.

                           (v) Certificate of Incorporation, Bylaws and
Authorized Shares. Make any material amendment to or repeal any provision of the Company's Amended and Restated Certificate of Incorporation or Bylaws, as amended; provided that the parties hereto agree and acknowledge that each of the following shall be considered a material amendment for the purposes hereof: (i) any amendment to the rights, preferences and privileges of any series of the preferred stock of the Company, (ii) an increase or decrease in the number of authorized shares of Common Stock or preferred stock of the Company (or any series of preferred stock of the Company), and (iii) any designation of the rights, preferences or privileges of shares of the preferred stock of the Company which may from time to time be undesignated as to series.

                  (d) Reporting Requirements. As long as there are Series D Preferred Shares outstanding the Company will furnish the following to the Investors that hold greater than 25,000,000 Series D Preferred Shares:

                           (i) Monthly Reports: as soon as available and in any
event within 30 days after the end of each calendar month, unaudited financial statements of the Company and its Subsidiaries as of the end of such month and statements of income and retained earnings of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to monthly budgets, a cash flow analysis for such month, a schedule showing each expenditure of a capital nature during such month, and a summary discussion of the Company's principal functional areas, all in reasonable detail;

                       Investor Rights Agreement - Page 24

                           (ii) Budgets: as soon as available after approval by
the Board of Directors and in any event within 30 days after the end of each year at the Company, a business plan and monthly operating budgets for the forthcoming fiscal year;

                           (iii) Notice of Adverse Changes: promptly after the
occurrence thereof and in any event within 10 days after each occurrence, notice of any Material Adverse Change in the operations or financial condition of the Company or any material default in any other material agreement to which the Company is a party;

                           (iv) Written Reports: promptly upon receipt or
publication thereof, any written reports submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants or by consultants or other experts in connection with such consultant's or other expert's review of the Company's operations or industry, and written reports prepared by the Company to comply with other investment or loan agreements;

                           (v) Notice of Proceedings: promptly after the
commencement thereof, notice of all material actions, suits, litigations and proceedings pending or, to the knowledge of the Company, threatened against the Company affecting any of its respective properties or assets, or against any officer, director or Key Employee relating to such person's performance of duties for the Company or relating to his stock ownership in the Company or otherwise relating to the business of the Company including, without limiting their generality, actions pending or, to the knowledge of the Company, threatened involving the prior employment of any of the Company's officers or Key Employees in their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or any event or condition on the basis of which such litigation, proceeding or investigation might properly be instituted before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary where such litigation, proceeding or investigation would reasonably be expected to cause a Material Adverse Change;

                           (vi) Stockholders' and SEC Reports: promptly upon
sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or file with the Securities and Exchange Commission; and

                           (vii) Other Information: such other information
respecting the business, properties or the condition or operations, financial or other, of the Company or any of its Subsidiaries as any such Investor may from time to time reasonably request.

         The holders of Restricted Stock hereby covenant and agree that all of the information disclosed to such holders pursuant to the provisions of this
Section 13(d) shall be treated in accordance with Section 13(a)(v) of this Agreement.

                       Investor Rights Agreement - Page 25

         14. Representations and Warranties of the Company. The Company represents and warrants to you as follows:

                  (a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any material provision of law, any order of any court or other agency of government, the Amended and Restated Certificate of Incorporation or Bylaws, as amended, of the Company or any provision of any material indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

                  (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

         15. Miscellaneous.

                  (a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Series D Preferred Shares or Restricted Stock), whether so expressed or not, PROVIDED, HOWEVER, that registration rights conferred herein on the holders of Series D Preferred Shares, Conversion Shares or Restricted Stock shall only inure to the benefit of a transferee of Series D Preferred Shares, Conversion Shares or Restricted Stock if (i) there is transferred to such transferee at least 25,000,000 shares of Restricted Stock originally issued pursuant to the Purchase Agreement to the direct or indirect transferor of such transferee or (ii) such transferee is a partner, shareholder or affiliate of a party hereto.

                  (b) All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, addressed as follows:

                  if to the Company or any other party hereto, at the address of such party set forth in the Purchase Agreement;

                  if to any subsequent holder of Series D Preferred Shares, Conversion Shares or Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Series D Preferred Shares, Conversion Shares or Restricted

                       Investor Rights Agreement - Page 26

Stock) or to the holders of Series D Preferred Shares, Conversion Shares or Restricted Stock (in the case of the Company) in accordance with the provisions of this paragraph.

                  (c) This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to its principles of conflicts of laws.

                  (d) This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the holders of at least a majority in interest of the Restricted Stock; PROVIDED, HOWEVER, that the restrictions applicable to and obligations of Castle Creek under Section 16 of this Agreement may be waived with the written consent of the Company and Castle Creek; PROVIDED FURTHER, HOWEVER, that Castle Creek hereby acknowledges and agrees that neither the Company, its transfer agent nor any other agent or Affiliate of the Company shall have any liability with respect to any such waiver.

                  (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (f) Each of the Investors hereby agrees not to sell any shares of Common Stock issued upon the conversion of the Series D Preferred Stock now owned or hereafter acquired by it for a period of one (1) year from the date of the Closing. Moreover, each of the Investors hereby further agrees for a period of two (2) years from the date of the Closing that it shall (i) limit its sale of any shares of Common Stock issued upon conversion of Series D Preferred Stock to no more than ten percent (10%) of the previous month's trading volume on the principal securities exchange, automated quotation service or consolidated reporting system upon which the Company's Common Stock is then listed and (ii) not to short sell any shares of Common Stock issued upon conversion of Series D Preferred Stock.

                  (g) If requested in writing by the underwriters for an underwritten public offering of securities of the Company, each holder of Restricted Stock who is a party to this Agreement shall agree not to sell publicly any shares of Restricted Stock or any other shares of Common Stock (other than shares of Restricted Stock or other shares of Common Stock being registered in such offering), without the consent of such underwriters, for a period not to exceed 180 days following the effective date of the registration statement relating to such offering; PROVIDED, HOWEVER, that all persons entitled to registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering, all persons holding in excess of 1% of the capital stock of the Company on a fully diluted basis and all executive officers and directors of the Company shall also have agreed not to sell publicly their Common Stock under the circumstances and pursuant to the terms set forth in this Section 15(g); and PROVIDED, FURTHER, HOWEVER, that any such lock-up agreement shall provide that if the managing underwriter releases any shares from the lock-up with respect to such offering prior to the scheduled expiration date, the managing underwriter shall contemporaneously release a PRO RATA portion of the Restricted Stock from such lock-up.

                       Investor Rights Agreement - Page 27

                  (h) Notwithstanding the provisions of Section 7(a), the Company's obligation to file a registration statement, or cause such registration statement to become and remain effective, shall be suspended for a period not to exceed 90 days in any 12-month period if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Company, should not be disclosed.

                  (i) The Company shall not grant to any third party any registration rights more favorable than or inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remains in effect; PROVIDED, HOWEVER, that the Company may grant to a third party piggy-back registration rights upon the approval of such grant by the unanimous consent of the Board of Directors of the Company.

                  (j) If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

                  (k) The parties hereto agree and acknowledge that the terms and provisions of the Prior Agreements are hereby terminated and shall have no further force or effect and are superseded in their entirety by this Agreement.

                  16. Limitations on Conversions of Series D Preferred Stock by Castle Creek. Subject to the terms of the Company's Amended and Restated Certificate of Incorporation, Castle Creek hereby covenants and agrees that in it in no event shall it voluntarily elect to convert any of its shares of Series D Preferred Stock to the extent (but only to the extent) that, if converted by Castle Creek, Castle Creek would be the beneficial owner of more than of 4.99% of the shares of Common Stock. For the purposes of this Section 16, beneficial ownership and all determinations and calculations related thereto shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations. Castle Creek acknowledges and agrees that neither the Company, its transfer agent nor any other agent or Affiliate of the Company shall have any obligation to monitor or enforce Castle Creek's compliance with its restrictions or obligations under this Section 16.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                   Investor Rights Agreement - Signature Page

         Please indicate your acceptance of the foregoing by signing and returning the enclosed counterpart of this letter, whereupon this Agreement shall be a binding agreement between the Company and you.

                                     Very truly yours,

                                     THE COMPANY:

                                     Voxware, Inc.


                                     By:_______________________________
                                        Name:__________________________
                                        Title:_________________________

                                     Lawrenceville Office Park
                                     PO Box 5363
                                     Princeton, NJ 08543-5363
                                     Telephone: 609-514-4100
                                     Fax: 609-514-4101


AGREED TO AND ACCEPTED as of the date first above written.

Purchasers named in Exhibit 1.01 to the Purchase Agreement:

INVESTORS:                           INVESTORS:

EDISON VENTURE FUND V, L.P.          CROSS ATLANTIC TECHNOLOGY FUND II, L.P.

By: EDISON PARTNERS V, L.P.,         By: CROSS ATLANTIC CAPITAL PARTNERS, INC.,
    its General Partner                  its General Partner

By:____________________________      By:_______________________________
   Name:_______________________         Name:__________________________
   Title:______________________         Title:_________________________


1009 Lenox Drive #4                  Five Radnor Corporate Center, Suite 555
Lawrenceville, New Jersey  08648     100 Matsonford Road
Telephone: (609) 896-1900            Radnor, PA  19087
Fax: (609) 896-0066                  Telephone: (610) 995-2650
                                     Fax: (610) 971-2062

                   Investor Rights Agreement - Signature Page


_______________________________      __________________________________
YILDIRAY ALBAYRAK                    MUKESH AGARWAL

Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________



DIATHERMI INVESTMENT LTD.            BURNBRAE LTD.

By:____________________________      By:_______________________________
   Name:_______________________         Name:__________________________
   Title:______________________         Title:_________________________

Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________


_______________________________      __________________________________
WILLIAM H. B. HAMILL                 MICHAEL ETTINGER

Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________


_______________________________      __________________________________
JUERGEN C. H. LEMMERMANN             MARK WENTWORTH FOSTER-BROWN

Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________

                   Investor Rights Agreement - Signature Page


                                     J T HOAGLAND LLC

                                     By:_______________________________
_______________________________         Name:__________________________
SHERRI L. MEADE                         Title:_________________________


Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________


PICTET PRIVATE EQUITY INVESTORS SA

By:                                  __________________________________
   Name:_______________________      DAVID B. LEVI
   Title:______________________


Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________


SCORPION NOMINEES LIMITED

By:____________________________      __________________________________
   Name:_______________________      NICHOLAS NARLIS
   Title:______________________


Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________



_______________________________      __________________________________
RAYMOND E. TROPIANO                  ELLIOT S. SCHWARTZ

Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________

                   Investor Rights Agreement - Signature Page


_______________________________      __________________________________
KENNETH M FINKEL                     DONALD H. SIEGEL


Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________


CREAFUND NV                          CASTLE CREEK TECHNOLOGY PARTNERS LLC

By:____________________________      By:_______________________________
   Name:_______________________         Name:__________________________
   Title:______________________         Title:_________________________


Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________



BVBA COM2WIZARDS

By:____________________________      __________________________________
   Name:_______________________      SCOTT D.TURBAN
       Title:

Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________


                                     AVVISION BVBA

                                     By:_______________________________
_______________________________         Name:__________________________
WIM DENEWETH                            Title:_________________________

Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________

                   Investor Rights Agreement - Signature Page


RIDGECREST CAPITAL PARTNERS          EURL VAL D'AUSO

By:____________________________      By:_______________________________
   Name:_______________________         Name:__________________________
   Title:______________________         Title:_________________________


Address:_______________________      Address:__________________________
Address:_______________________      Address:__________________________
Telephone:_____________________      Telephone:________________________
Fax:___________________________      Fax:______________________________



_______________________________
HUGH BERNARD EDWARD VAN CUTSEM

Address:_______________________
Address:_______________________
Telephone:_____________________
Fax:___________________________